Item 77J(1)
Burnham Investors Trust
Form N-SAR for Six months Ended December 31, 2009

                                             VALUATION PROCEDURES
                                                                   for
                                                  Burnham Investors Trust

1.	Time of Determining Net Asset Value

The net asset value of each Fund will be determined as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. New York time) on each day the New York Stock Exchange is open for business (a valuation day).  If the New York Stock Exchange closes early, the Funds will accelerate the determination of net asset value to that time.

2.           Amortized Cost Valuation

Portfolio securities of Burnham U.S. Government Money Market Fund will be valued according to the amortized cost method prescribed by Rule 2a-7 under the Investment Company Act of 1940 and the Fund's Rule 2a-7 procedures.

3.           Market Quotations

Portfolio securities for each Fund (except for Burnham U.S. Government Money Market Fund) for which accurate market quotations are readily available will be valued by the Administrator as follows:

(a)
Securities listed on any U.S. or foreign exchange will be valued at the last sale price on the exchange or system in which they are principally traded on the valuation date.  The Funds value equity securities traded on the Nasdaq Stock Market at the Nasdaq Official Closing Price (the “closing price”).  If there is no sale or no closing price on the valuation day, securities traded principally:  (i) on a U.S. exchange will be valued at last sale price; and (ii) on a foreign exchange will be valued at the last sale price.  The last sale price and the official bid price for securities traded principally on a foreign exchange will be determined as of the close of the London Stock Exchange.

(b)	Over-the-counter securities not quoted on the Nasdaq will be valued at the last sale price on the valuation day or, if no sale occurs, at the last sale price.

(c)
Exchange traded options and futures contracts will be valued at the last sale price in the market where such contracts are principally traded, or if no sales are reported, the last bid price for purchased options and for written options.

(d)
Forward currency exchange contracts are valued by obtaining from Reuters America, Inc. each day the current 11:00 a.m. New York time spot rate and future rate (the future rates are quoted in 30-day increments) on foreign currency contracts.  In the event that exchange rates are not available for a particular currency on a U.S. business day, the last quoted exchange rate will be used.  The same procedure will apply to values of securities and other assets obtained in local currency units.

The Administrator will obtain all market quotations used in valuing securities in accordance with Sections 3(a) - (d) above from the pricing sources listed in Exhibit A in the listed order of priority.  If no quotation can be obtained from a listed pricing source, then the Administrator will attempt to obtain a minimum of two broker quotes for the security daily and will value the security at the mean between the bid and ask prices so obtained.

If no quotation is available from either a listed pricing source or a broker or if the Administrator has reason to question the accuracy of a quotation supplied, the Administrator must refer the matter to the Chief Financial Officer (or his designee).

See the Trust’s "Procedures for Valuation of Securities for which Market Quotations are Not Readily Available or are Considered Unreliable" regarding the valuation of portfolio securities for which market quotations are not readily available or for which current market prices may be unreliable.

4.           Certain Other Securities

In the case of each Fund (except for Burnham U.S. Government Money Market Fund), the following types of securities will be valued as follows:

(a)
Bonds and other debt securities with a remaining maturity of 60 days or more will be valued on the basis of valuations furnished by a principal market maker or a pricing service, both of which generally rely either on the latest bid and asked price or on electronic data processing techniques (matrix pricing) to value normal institutional size trading units of debt securities without exclusive reliance upon quoted prices.

(b)	Debt securities and money market instruments with a remaining maturity of less than 60 days will be valued at amortized cost, which the Trustees have determined to be equal to fair value.

(c)
Repurchase agreements will be valued by the Administrator as follows.  Overnight repurchase agreements maturing in seven days or less will be valued at cost.  Term purchase agreements (i.e., those whose maturity exceeds seven days) will be valued at the average of the bid quotations obtained daily from at least two recognized purchasers selected by the investment adviser of such term repurchase agreements.

The Administrator will obtain all pricing data for use in valuing securities in accordance with Sections 4(a) - (c) above from the pricing sources listed in Appendix A in the listed order of priority.

If no price is available from the listed pricing source or if the Administrator or the Adviser has reason to question the accuracy of a price supplied, the Administrator or the Adviser must refer the matter to the Chief Financial Officer (or designee).

Procedures for Valuation of Securities for which Market Quotations are Not Readily Available or are Considered Unreliable" regarding determining the fair value of any security or financial instrument owned by any Fund for which market quotations are not readily available or current market quotations may be unreliable.

Adopted August 27, 1998
Amended May 21, 2002
Amended May 14, 2003
Amended March 3, 2004
Appendix A Amended May 25, 2005
Amended March 7, 2007
Amended August 20, 2009

Item 77J(1)
Burnham Investors Trust
Form N-SAR for Six months Ended December 31, 2009

APPENDIX A

Thomson Reuters, Inc. (Primary Source)
Interactive Data Corporation
Bloomberg